Exhibit 4.1

AMENDMENT TO
COMMON STOCK PURCHASE WARRANT
TO PURCHASE 84,500 SHARES OF
COMMON STOCK OF BABYUNIVERSE, INC.

This Amendment (the “Amendment”) to the Common Stock Purchase Warrant (the “Warrant Agreement”) dated August 8, 2005 issued by BabyUniverse, Inc. to GunnAllen Financial, Inc. is made by BabyUniverse, Inc. and GunnAllen Financial, Inc. (the “Parties”).

Pursuant to Section 13 of the Warrant Agreement, the Parties agree that the Exercise Price of the Warrant shall be changed to $11.50 per share.

Pursuant to Section 18(i) of the Warrant Agreement, the Parties agree that the Warrant Agreement shall hereby be modified as follows:

          The final sentence of Section 17(a) shall be deleted.

          Section 17(b) shall be deleted in its entirety.

          IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be duly executed as of May 11, 2006:

BABYUNIVERSE, INC

By:	/s/ John C. Textor

John C. Textor
CEO

GUNNALLEN FINANCIAL, INC.

By:	/s/ Glenn N. Huber

Name:	Glenn N. Huber
Title:	Senior Managing Director, Investment Banking